Exhibit 23.1

      We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated February 29, 2000 (except the third paragraph of Note 1, as to which the date is March 13, 2000) in the Registration Statement and related Prospectus of National Media Technologies, Inc. for the registration of ____________ common shares.



New York, New York


      The foregoing consent is in the form that will be signed upon the completion of the restatement of capital accounts described in the third paragraph of Note 1 to the financial statements.


                                          /s/ Ernst & Young LLP

New York, New York
March 13, 2000